Exhibit 99.3
Unaudited Combined Pro Forma Financial Information
     On October 25, 2006, PDF Solutions, Inc. announced that it had entered into a definitive agreement to acquire SIA, a privately held company based in Montpellier, France. The acquisition was subsequently completed on October 31, 2006. SIA developed and licensed fault detection and classification software applications and services dedicated to the semiconductor industry to enable customers to rapidly identify sources of process variations and manufacturing excursions by monitoring equipment parameters through its proprietary data collection and analysis applications. The acquisition of SIA will provide the Company’s customers with greater capabilities for managing product yield improvement as a result of these process control solutions and services. Under the terms of the agreement, PDF acquired all outstanding shares of SIA in consideration for $25.5 million in cash, issuance of 699,298 shares of the Company’s common stock valued at $9.4 million, and transaction costs of $1.6 million, resulting in an aggregate purchase price of $36.5 million. The fair value of the Company’s common stock was determined based on the average closing price per share of the Company’s common stock over a 5-day period beginning two trading days before and ending two trading days after the announcement by the Company of the acquisition on October 25, 2006.
     The Company has accounted for the acquisition as a business combination under the purchase method of accounting. Under the purchase method of accounting, the purchase price is allocated to the assets acquired and liabilities assumed based upon their estimated fair values, considering a number of factors, including the use of an independent appraisal. Estimates of the fair values of acquired assets and assumed liabilities of SIA have been combined with the recorded values of the assets and liabilities of PDF in the unaudited pro forma condensed combined financial information.
     The following unaudited pro forma condensed combined financial information gives effect to the acquisition PDF and SIA. This unaudited condensed combined financial information is based upon the historical financial statements of PDF and SIA and is based on the assumptions and estimates set forth below in the notes to such information.
     The unaudited pro forma condensed combined balance sheet at September 30, 2006 gives effect to the acquisition as if the acquisition had occurred on September 30, 2006. The unaudited pro forma condensed combined statements of operations for the fiscal year ended December 31, 2005 and nine months ended September 30, 2006 gives effect to the acquisition as if the acquisition had occurred at the beginning of the fiscal year ended December 31, 2005.
     The unaudited pro forma condensed combined financial information, including the notes thereto, does not give effect to any potential cost savings or other synergies that could result from the acquisition. The unaudited pro forma condensed combined financial information is not intended to represent or be indicative of the financial position or results of operations in future periods or the results that would have been realized if the acquisition had been consummated on the dates indicated. The unaudited pro forma condensed combined financial information should be read in conjunction with the historical financial statements of PDF contained in its Annual Report on Form 10-K for the fiscal year ended December 31, 2005, which was filed with the SEC on March 16, 2006, and in its Quarterly Report on Form 10-Q/A for the quarter ended September 30, 2006, which was filed with the SEC on November 21, 2006, and the historical financial statements of SIA included elsewhere in this Form 8-K/A.

PDF Solutions, Inc.
Unaudited Pro Forma Condensed Combined Balance Sheet
(In thousands)
September 30, 2006

	Historical		Proforma
	PDF	SiA	Adjustments		Combined
Assets
Current assets:
Cash and cash equivalents	$52,781	$6,425	$(23,617	)(1)	$35,589
Short-term investments	17,137	320	—		17,457
Accounts receivable, net of allowance for doubtful accounts	23,420	2,192	—		25,612
Other receivables	—	878	—		878
Prepaid expenses	2,378	112	—		2,490
Deferred tax asset, current	768	—	—		768

Total current assets	96,484	9,927	(23,617)		82,794

Property and equipment, net	3,533	76	—		3,609
Goodwill	38,963	381	14,283	(1)	53,246

			(381	)(9)
Intangible assets, net	5,284	107	10,320	(2)	15,711
Deferred tax asset, non-current	2,361	5,020	—		7,381
Other assets	1,126	55	—		1,181

Total assets	$147,751	$15,566	$605		$163,922

Liabilities and Stockholders’ Equity
Accounts payable	$2,779	$1,522	$—		$4,301
Accrued compensation and benefits	2,743	1,073	—		3,816
Other accrued liabilities	1,729	48	1,880	(7)	3,657
Other liabilities	—	—	1,679	(4)	1,679
Taxes payable	4,262	—	—		4,262
Deferred revenues	2,702	10,763	(10,716	)(3)	2,749
Billings in excess of recognized revenue	139	—	—		139
Current portion of long-term debt	—	11	—		11

Total current liabilities	14,354	13,417	(7,157)		20,614

Long-term debt	—	1,206	—		1,206
Long-term liabilities	252	143	—		395

Total liabilities	14,606	14,766	(7,157)		22,215

Common stock	$4	$2,392	$(2,392	)(8)	$4
Additional paid-in-capital	152,136	6,422	2,940	(1)(8)	161,498
Treasury stock at cost	(5,549)	—	—		(5,549)
Accumulated deficit	(13,460)	(7,976)	7,176	(2)(8)	(14,260)
Cumulative other comprehensive income (loss)	14	(38)	38	(8)	14

Total stockholders’ equity	133,145	800	7,762		141,707

Total liabilities and stockholders’ equity	$147,751	$15,566	$605		$163,922

See notes to unaudited pro forma condensed combined financial statements.

PDF Solutions, Inc.
Unaudited Pro Forma Condensed Combined Statement of Operations
(In thousands, except per share amounts)

	Year ended December 31, 2005
	Historical		Pro Forma
	PDF	SIA	Adjustments		Combined
Revenues	$73,928	$7,866	$—		$81,794

Costs and expenses:
Costs of revenues
Direct costs of revenues	24,612	2,568	—		27,180

Amortization of acquired core technology	5,064	—	1,238	(2)	6,302
Research and development	22,204	4,311	—		26,515
Selling, general and administrative	16,146	3,025	—		19,171
Amortization of intangibles	940	—	3,113	(2)	4,053

Total costs and expenses	68,966	9,904	4,351		83,221

Income (loss) from operations	4,962	(2,038)	(4,351)		(1,427)
Other income	1,658	385	(1,275	)(5)	768
Other expense	—	(8)	—		(8)

Income (loss) before taxes	6,620	(1,661)	(5,626)		(667)
Tax provision (benefit)	96	(505)	(2,250	)(6)	(2,659)

Net income (loss)	$6,524	$(1,156)	$(3,376)		$1,992

Net income per share:
Basic	$0.25				$0.07

Diluted	$0.24				$0.07

Weighted average common shares:
Basic	25,983		699		26,682

Diluted	27,473		699		28,172

See notes to unaudited pro forma condensed combined financial statements.

PDF Solutions, Inc.
Unaudited Pro Forma Condensed Combined Statement of Operations
(In thousands, except per share amounts)

	Nine months ended September 30, 2006
	Historical		Pro Forma
	PDF	SiA	Adjustments		Combined
Revenues	$57,231	$4,750	$—		$61,981

Costs and expenses:
Costs of revenues
Direct costs of revenues	19,906	1,643	—		21,549
Amortization of acquired core technology	3,798	—	928	(2)	4,726
Research and development	19,543	3,788	—		23,331
Selling, general and administrative	14,850	2,692	—		17,542
Amortization of intangibles	705	—	377	(2)	1,082

Total costs and expenses	58,802	8,123	1,305		68,230

Loss from operations	(1,571)	(3,373)	(1,305)		(6,249)
Other income	2,338	88	(956	)(5)	1,470
Other expense	—	(354)	—		(354)

Income (loss) before taxes	767	(3,639)	(2,261)		(5,133)
Tax provision (benefit)	776	(1,167)	(904	)(6)	(1,295)

Net loss	$(9)	$(2,472)	$(1,357)		$(3,838)

Net loss per share:
Basic	$(0.00)				$(0.14)

Diluted	$(0.00)				$(0.14)

Weighted average common shares:
Basic	26,694		699		27,393

Diluted	26,694		699		27,393

See notes to unaudited pro forma condensed combined financial statements.

Notes to the Unaudited Pro Forma Condensed Combined Financial Statements
NOTE. 1 BASIS OF PRESENTATION
     The unaudited pro forma condensed combined financial statements included herein have been prepared by the Company, without audit, pursuant to the rules and regulations of the Securities and Exchange Commission. The Company believes that the disclosures are adequate to make the information not misleading.
NOTE 2. DESCRIPTION OF THE SI AUTOMATION S.A. ACQUISITION
     On October 25, 2006, the Company announced that it had entered into a definitive agreement to acquire SIA, a privately held company based in Montpellier, France. The acquisition was subsequently completed on October 31, 2006. SIA develops and licenses fault detection and classification software applications and services dedicated to the semiconductor industry to enable customers to rapidly identify sources of process variations and manufacturing excursions by monitoring equipment parameters through its proprietary data collection and analysis applications. The acquisition of SIA will provide the Company’s customers with greater capabilities for managing product yield improvement as a result of these process control solutions and services. Under the terms of the agreement, PDF acquired all outstanding shares of SIA in consideration for $25.5 million in cash, issuance of 699,298 shares of the Company’s common stock valued at $9.4 million and transaction costs of $1.6 million, resulting in an aggregate purchase price of $36.5 million. The fair value of the Company’s common stock was determined based on the average closing price per share of the Company’s common stock over a 5-day period beginning two trading days before and ending two trading days after the announcement of the terms on October 25, 2006.
     The structure and calculation of the purchase price has been calculated as follows (in millions):

Cash paid for purchase	$25.5	(a)
Value of shares issued on issuance date	9.4
Transaction costs	1.6

Total purchase price	$36.5

     (a) Cash paid for the purchase consists of (in millions):

Cash paid to shareholders	$20.9
Due to shareholders	1.9
Cash paid to escrow account	2.7

Total cash paid for purchase	$25.5

     The excess of the purchase price over the fair value of the assets acquired and liabilities assumed has been recorded as goodwill. Brand names, contract backlog, customer relationships and core technology were identified as intangible assets and are being amortized over their useful lives ranging from one to four years. The Company used an independent valuation firm to assist management in estimating these fair values.
     In accordance with Statement of Financial Accounting Standards (SFAS) No. 141, Business Combinations, the merger is accounted for as a purchase of SIA by PDF. The purchase price has been allocated based upon the fair value of the assets acquired and liabilities assumed as determined through an independent valuation. The following table summarizes the components of the total purchase price and the allocation (in thousands):

	Estimated
Allocation of purchase price:	Useful Life (Yrs).
Allocation of purchase price:
Fair value of tangible assets		$15,186
Brand name	4	510
Contract backlog	1	2,610
Customer relationships	6	2,250
Core technology	4	4,950
In-process research and development*	N/A	800
Goodwill	N/A	14,283

Total assets acquired		40,589

Bank debt		(1,217)
Accounts payable		(1,522)
Accrued liabilities		(1,264)
Deferred revenue		(47)

Total liabilities assumed		(4,050)

Total consideration		$36,539

*  In-process research and development of $800,000 was expensed in the period in which the acquisition was consummated. Accordingly the in-process research and development is reflected in the pro forma condensed combined balance sheet as an addition to accumulated deficit. The pro forma condensed combined statements of operations do not include the in-process research and development of $800,000 as it is considered a non-recurring charge.
     Operating results from the SIA acquisition are included in the consolidated statements of operations from the date of acquisition and the acquisition assets and liabilities are included in the balance sheet of PDF as of September 30, 2006.
     The following adjustments have been reflected in the unaudited pro forma condensed combined financial statements:
     (1) To record cash paid, common stock issued, and record applicable purchase accounting entries including intangible assets. Common stock issued is based on the number of shares issued in the actual transaction, which closed on October 31, 2006.
     (2) Adjustment to record the amortization of identifiable intangible assets resulting from the allocation of the SIA purchase price. The pro forma adjustment assumes that the identifiable intangibles will be amortized on a straight-line basis over the following estimated lives (remaining intangibles including goodwill will be tested for impairment):

Estimated
Identifiable Intangible	Useful Life
Brand name	4
Contract backlog	1
Customer relationships	6
Core technology	4
     (3) To adjust acquired assets and assumed liabilities to fair value.
     (4) To record estimated transaction costs associated with the acquisition.

     (5) Adjustment to record reduction in estimated interest income earned on cash and cash equivalents as result of paying cash proceeds of $25.5 million in connection with the acquisition.
     (6) To record the income tax impact of the net pro forma adjustments at PDF’s statutory rate of 40%.
     (7) To record outstanding payments due to stockholders pursuant to the terms of the Purchase Agreement. Such final payments are contingent upon certain closing transaction adjustments following the closing period.
     (8) To eliminate SIA’s equity balances and record the net equity position upon the acquisition.
     (9) To eliminate SIA’s existing goodwill.